Exhibit 10.21


                                    March 9, 2005


Speech Switch, Inc.
750 Highway 34
Matawan, NJ  07747

Attention: Bruce Knef, CEO

      Re:   Speech Swatch, Inc. / Corneal Capital Partners, LP

Dear Mr. Knef:

This letter shall confirm that Cornell Capital Partners, LP (herein "Cornell") has made a non-binding offer to Speech Switch, Inc. (the "Company") to enter into a Standby Equity Distribution Agreement (the "SEDA") with the Company upon the terms detailed below;

      Commitment Amount:      Cornell shall commit to purchase up to
      Ten Million Dollars ($10,000,000) (the "Commitment Amount") of the Company's common stock (the "Common Stock") over the course of twenty-four (24) months after an effective registration of the shares. (collectively referred to as the SEDA)

      Securities: Common Stock of the Company issued under tare securities laws of the United States under Regulation D.

      Conditions: Cornell's commitment hereunder is subject to (t) the negotiation, execution and delivery of definitive documentation with rasped to the SEDA reasonably satisfactory to Corneal, (ii) obtaining any necessary government approvals, (iii) satisfactory completion of due diligence review and (iv) the effectiveness of the Company's Registration Statement on Form SB-2 (SEC File
      No.                         )

      Advance Notice Date:    Date Cornell receives an Advance Notice
      requesting an Advance (individually referred to as an "Advance" collectively referred to as "Advances" by the Company for a portion of the SEDA.

      Advance Amount:   The timing and amounts of the Advances shall be
      at the discretion of the Company. The maximum amount of any Advance shall be Five Hundred Thousand Dollars ($500,000).

      Market Price:     The lowest closing bid price of the Company's
      Common Stock during the Pricing Period.

      Pricing Period:   The five (5) consecutive trading day period
      beginning on the first (1st) trading day after an Advance Notice
      Date.

      Purchase Price:   The purchase price shall be set at ninety-five
      percent (95%) of the Market Price.

      Advance Restrictions:   There will be a minimum of seven (7)
      trading days between Advances. No Advance will be made until there is an effective registration statement of the shares to be sold pursuant to the SEDA.

      Fees and Expenses:      Upon the initial Advance and all
      subsequent Advances, Cornell shall receive directly from escrow cash compensation equal to six percent (6%) of the gross proceeds of the Advance.

      Furthermore, the Company shall issue to Cornell shares of the Company's common stock in an amount equal to one and one-half percent (1.5%) of the Company's outstanding Common Stock on a fully diluted basis, but excluding any shares of common Stock to be received by Cornell under the terms of the SEDA.

      The Company shall issue to Yorkville Advisors Management LLC ("Yorkville") a number of shares equivalent it to fifteen thousand dollars ($15,000) divided by the closing bid price of the Company's Common Stock on the first day the Company's Common Stock is traded on the Principal Market. On each Advance Date, the Company shall pay to Yorkville a structuring fee of five hundred dollars ($500).

It is understood that this letter is a non-binding mutual expression of intent and no party has nay obligation or agreement with the other party with respect to the subjVery truly yours,


                                    [GRAPHIC OMITTED][GRAPHIC OMITTED]



                                       Very truly yours,


                                       CORNELL CAPITAL PARTNERS, LP


                                       /s/ David Gonzalez
                                       -------------------------------------
                                       David Gonzalez
                                       Managing Partner and General Counsel